NONCOMPETITION AGREEMENT

This NONCOMPETITION AGREEMENT (this "Agreement") is executed as of September 27, 2013 by Ultra Sun Corp dba Sahara Sun (The "Seller"), and David Tobias, an individual resident of Nevada, and President of Seller (the "Seller Owner"), in favor of LST Utah, LLC (the "Buyer").

RECITALS

WHEREAS, Buyer has entered into an Asset Purchase and Sale Agreement for the acquisition (the "Acquisition") of certain business assets and operations of the Seller ("the Business"); and

WHEREAS, the Seller Owner has been the owner and operator of the Business, and accordingly, will derive financial or other benefits from the consummation of Acquisition: and

WHEREAS, the execution and delivery by the Seller and th Seller Owner of the Agreement is a precondition to the closing of the Acquisition.

AGREEMENT

NOW THEREFORE, for and in consideration of the premises hereof and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller and the Seller Owner agree as follows:

1. Each of the Seller and The Seller Owner hereby acknowledges and recognizes that it (or he) possesses information and knowledge that is proprietary and/or confidential to the Business and the competitive nature of the Business and, accordingly, hereby agrees that for a period commencing on the date hereof and extending until the fifth anniversary of that date, neither the Seller nor the Seller Owner will, without the prior written consent of Buyer (in its sole discretion) and within the geographical locations currently serviced by Business: (i) directly or indirectly engage, participate, or become involved in any business activity in markets that are the same as or substantially similar to the current markets or business activities engaged in by the Business as of and prior to the date hereof, whether such engagement, participation or involvement shall be as an employer, officer, director, owner, employer, consultant, partners or other participant, (ii) assist others engaging in any business activity prohibited by clause (i) above, or (iii) induce and employees, consultants, suppliers or customers of Buyer or the Business to terminate their relationship with Buyer or the Business.

   Geographical locations: Davis County, Salt Lake County, Summit County, Wasatch County

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2. Each of the Seller and the Seller Owner acknowledges that a remedy at law for any breach or threatened breach of Section 1 above would be inadequate and therefore agree that Buyer shall be entitled to seek equitable relief, including without limitation an injunction, from any federal or state court of competent jurisdiction in addition to any other available rights or remedies in case of any such breach or threatened breach, without the necessity of posting any bond or security in connection therewith; provided however, that nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available for any such breach or threatened breach. In the event any legal proceeding is brought by any party under this Agreement to enforce or construe any of its terms, the party that prevails by enforcing the Agreement shall be entitled to recover, in addition to all other amounts and relief, its reasonable costs and attorney's fees incurred in connection with such proceeding.

3. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provisions shall be deemed amended to delete the offending portion, with the remainder of this Agreement to remain in full force and effect. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing such provision to render it enforceable to the greatest degree that it is compatible with the applicable law.

4. This Agreement may be amended, modified, terminated, rescinded or supplemented only by written agreement of the parties hereto. This Agreement and all of the provisions hereof shall be binding upon the Seller and the Seller Owner, and each of them, and their respective heirs, personal representatives, successor and assigns, and shall inure to the benefit of Buyer and his successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah applicable to contracts made and to be performed wholly within the state. Each of the Seller and the Seller Owner hereby expressly submits itself or himself to the exclusive, personal jurisdiction of the federal and state courts situated in the State of Utah.

IN WITNESS WHEREOF, each of the Seller and the Seller Owner has executed this Noncompetition Agreement to be effective as of the date first set forth above.

Ultra Sun Corp	LST Utah LLC
______________________	By: LST Management Utah, LLC, its Manager

MT

David Tilder President

Seller

William P. Denton, Manager